Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT OF 1934, AS AMENDED

The following description of the common stock, par value $0.001 per share, of Aileron Therapeutics, Inc. (“us,” “our,” “we” or the “Company”), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended, summarizes certain information regarding the common stock in our restated certificate of incorporation, as amended, our amended and restated bylaws and applicable provisions of Delaware corporate law, and is qualified by reference to our restated certificate of incorporation, as amended, certificate of amendment of our restated certificate of incorporation, dated as of November 10, 2022, certificate of amendment of our restated certificate of incorporation, dated as of February 28, 2024, amended and restated bylaws, and certificate of designation of our Series X Non-Voting Convertible Preferred Stock, which are incorporated by reference as Exhibit 3.1, 3.2, 3.3, 3.4, and 3.5, respectively, to the Annual Report on Form 10-K of which this exhibit is a part.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 24,847 shares have been designated as Series X Non-Voting Convertible Preferred Stock, par value $0.001 per share (“Series X Preferred Stock”).

Common Stock

Voting Rights. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter, except when a different vote is required by law, our certificate of incorporation or our bylaws.

Dividends. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared and paid on the common stock from funds lawfully available therefor as and when determined by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Outstanding shares of Common Stock are non-assessable. Holders of Common Stock are not, and will not be, subject to any liability as stockholders.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock could impede the completion of a merger, tender offer or other takeover attempt.

Series X Non-Voting Convertible Preferred Stock

As reported on a current report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, the Company acquired Lung Therapeutics, Inc. (“Lung”), which acquisition closed on October 31, 2023 (the “Lung Acquisition.”). In connection with the Lung Acquisition, the Company issued newly-designated shares of Series X Preferred Stock.

Holders of Series X Preferred Stock are entitled to receive dividends on shares of Series X Preferred Stock equal, on an as-if-converted-to-Common-Stock basis, and in the same form as dividends actually paid on shares of the Common Stock. Except as otherwise required by law, the Series X Preferred Stock does not have voting rights. However, as long as any shares of Series X Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series X Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series X Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations of Series X Preferred Stock (the “Certificate of Designation”), amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or by-laws of the Company, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series X Preferred Stock, (ii) issue further shares of Series X Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series X Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing. The Series X Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company.

Each share of Series X Preferred Stock is convertible at any time at the option of the holder thereof, into 1,000 shares of Common Stock, subject to certain beneficial ownership limitations, including that a holder of Series X Preferred Stock is prohibited from converting shares of Series X Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder (together with its affiliates and any other persons acting as a group together with the holder or any of its affiliates) would beneficially own more than a specified percentage (to be initially set at 19.99% and thereafter adjusted by the holder to a number not to exceed 19.99%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Common Stock Issuable Upon Exercise of Warrants

PIPE Warrants

In November 2023 in connection with a financing, we issued warrants (“PIPE Warrants”) to purchase up to an aggregate of 2,353,500 shares of Common Stock (“PIPE Warrant Shares”). The exercise price of the PIPE Warrants is $4.89 per share, subject to certain price and share adjustments, including for stock splits, stock dividends, recapitalizations, subdivisions, combinations, reclassifications, noncash distributions and cash dividends. The PIPE Warrants will be exercisable any time after May 2, 2024 and will remain exercisable until May 2, 2027. Payment for PIPE Warrant Shares upon exercise of the PIPE Warrants may be (i) in cash or (ii) in the event that there is no registration statement available for the resale of PIPE Warrant Shares, by cashless exercise.

Under the terms of the PIPE Warrants, we shall not effect the exercise of any portion of any PIPE Warrant, and a holder shall not have the right to exercise any portion of any Warrant, to the extent that after giving effect to such exercise, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of its affiliates), would beneficially own in excess of a percentage elected by the holder up to 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, as such percentage ownership is determined in accordance with the terms of the PIPE Warrants. However, any holder may, upon written notice to us, increase or decrease such percentage to any other percentage not in excess of 19.99%; provided that any increase or decrease in such percentage will not be effective until 61 days after such notice is delivered to the Company.

Lung Warrants

In connection with the Lung Acquisition, the Company assumed all outstanding warrants exercisable for Lung common stock (the “Lung Warrants”), each becoming a warrant to purchase Common Stock, subject to adjustment pursuant to the terms of that certain Agreement and Plan of Merger, dated October 31, 2023, by and among the Company, AT Merger Sub I, Inc., AT Merger Sub II, LLC, and Lung.

The Lung Warrants are exercisable for up to an aggregate of 726,437 shares of Common Stock. The weighted average exercise price of the Lung Warrants is $5.66 per share, subject to customary adjustments. The Lung Warrants are currently exercisable. Certain of the Lung Warrants remain exercisable until November 2027 and the remainder remain exercisable until May 2029.

Provisions of Our Certificate of Incorporation and By-laws and the DGCL That May Have Anti-Takeover Effects

The DGCL contains, and our certificate of incorporation and by-laws contain, provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Staggered Board; Removal of Directors. Our certificate of incorporation and by-laws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action by Written Consent; Special Meetings. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and by-laws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the chairman of our board of directors, our chief executive officer or our board of directors.

Advance Notice Requirements for Stockholder Proposals. Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amendment of Certificate of Incorporation and By-laws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above under “-Staggered Board; Removal of Directors” and “-Stockholder Action by Written Consent; Special Meetings.”

Exclusive Forum Selection. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to our company or stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or by-laws, or (4) any action asserting a claim against us governed by the internal affairs doctrine. We do not expect this choice of forum provision will apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, or any other claim for which federal courts have exclusive jurisdiction. Although our certificate of incorporation contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.